COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Friday, March 23, 2007

COACHMEN INDUSTRIES, INC. ANNOUNCES FINAL CONTRACT FOR MILITARY HOUSING PROJECT

ELKHART, Ind. – Coachmen Industries, Inc. (NYSE: COA) today announced that the Company’s major project arm, All American Building Systems (AABS) has signed an agreement to provide military housing to the U.S. Army at Ft. Bliss in El Paso, Texas.  The award of this project was previously announced in the Company’s third quarter earnings release in October 2006.

Coachmen’s Housing Group has begun construction of barracks modules at its production facility in Dyersville, Iowa with initial deliveries expected to commence in the second quarter.  The Group will produce and deliver modular apartment buildings comprised of 236 units to house 472 army personnel.

“We are pleased to be building housing for America’s heroes in the second phase of the Fort Bliss project,” said Rick Bedell, President of the Coachmen Housing Group.  “Our modular construction methods enable us to provide the Army with high-quality housing solutions that offer greater speed of completion and improved durability without the major disruptions that often plague on-site construction.”

All American Building Systems has partnered with several companies on this project that have complementary areas of expertise in development and construction.  Hensel Phelps is the prime contractor; the architectural and engineering leadership is being provided by The Benham Companies LLC; and The Warrior Group, is responsible for delivering completed living units and has contracted with All American Building Systems and the Fleetwood Homes division of Fleetwood Enterprises, Inc. to construct the modular units.  The Coachmen Housing Group’s portion of the contract is in excess of $11.5 million, or more than double the size of the first phase of the project completed last year.

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Coachmen Industries, Inc. Announces Final Contract for Military Housing Project

March 23, 2007

“We are pleased to begin production for the Fort Bliss barracks project at our Iowa division,” commented Rick Lavers, CEO of Coachmen Industries, Inc.  “Our successful work on the first phase of barracks at Fort Bliss and this work on the second phase will serve to showcase our modular construction capabilities as we pursue additional military housing projects around the country.”

Coachmen Industries, Inc., through its prominent industry subsidiaries, is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings. The Company's well-known RV brand names include COACHMEN®, GEORGIE BOY®, SPORTSCOACH® and VIKING®.  Coachmen's ALL AMERICAN HOMES subsidiary is one of the nation’s largest producers of systems-built homes, and also a major builder of multi-family residential and commercial structures with its ALL AMERICAN BUILDING SYSTEMS® products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Jeffery A. Tryka, CFA

     Director of Planning and Investor Relations

     574-262-0123

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